QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Jurisdiction of Incorporation
Heuristic Physics Laboratories, Inc.	California
FabCentric, Inc.	California
HPL International Ltd.	Cayman Island
HPLA Limited Liability Company	Armenia
HPL (S) Pte. Ltd	Singapore
HPL Japan KK	Japan
Tyecin-Innotech Corporation	Japan
HPL Technologies Private Limited	India
HPL Texas, Inc.	Delaware
TestChip Technologies, Inc.	Texas
Defect & Yield Management, Inc.	Delaware

QuickLinks

  Exhibit 21.1